Exhibit 99.1

R1 Announces Alex Mandl Will Not Stand for Re-Election to R1 Board of Directors

MURRAY, UT – February 7, 2022 – R1 RCM Inc. (NASDAQ: RCM) (“R1”), today announced that Alex Mandl informed the company he will not stand for re-election to the R1 board of directors at its next annual meeting of stockholders. Mr. Mandl was elected to the R1 board of directors in 2013 and has served as lead director since 2018 and chair of the audit committee since 2015.
“Alex has been an invaluable voice of experience on the R1 board and a respected advisor for the R1 leadership team,” said Joe Flanagan, president and chief executive officer of R1. “We cannot thank Alex enough for his contributions.”
“We are grateful for the expertise and wisdom that Alex has brought to our board,” said Tony Speranzo, chair of R1’s board of directors. “He led the board during a critical phase of the Company’s growth and he will be greatly missed.”
R1 also announced that John B. Henneman, III, a member of the R1 board of directors since 2016, has been appointed as lead director, effective immediately. Mr. Henneman also serves as chair of the compliance and risk management committee and as a member of the audit committee.
About R1 RCM
R1 is a leading provider of technology-driven solutions that transform the patient experience and financial performance of hospitals, health systems, and medical groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.

Contacts:
R1 RCM
Investor Relations
Atif Rahim
312.324.5476
investorrelations@r1rcm.com

Media Relations
Laura Kelly
312.719.3257
media@r1rcm.com